[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

October 16, 2015

Bryan T. Ingram
c/o Avago Technologies
1320 Ridder Park Drive
San Jose, CA 95131

RE:     Offer of Continuing Employment

Dear Bryan:

The purpose of this letter is to confirm the terms of your continuing employment with Avago Technologies U.S. Inc., an indirect subsidiary of Avago Technologies Limited (together with your employer, the “Company”).

1.
Effective as of November 2, 2015, your new title will be Senior Vice President and General Manager, Wireless Semiconductor Division reporting to me, and you hereby resign your position as Chief Operating Officer. Your annual base salary and target bonus will remain the same, and you will remain an executive of the Company.

2.
In addition, the terms and conditions set forth in the Amended and Restated Severance Benefit Agreement by and between you and the Company, dated January 23, 2014 (the “Severance Benefits Agreement”), and the Confidential Information Agreement (as defined in the Severance Benefits Agreement) shall remain in full force and effect; provided, however, that you expressly consent to changes to your duties and responsibilities related to the matters set forth in this letter, including your new role and position, and hereby waive any right to resign for “Good Reason” in connection therewith.

3.
It is our mutual goal and desire that you remain employed by the Company as Senior Vice President and General Manager, Wireless Semiconductor Division for the entirety of the period commencing on November 2, 2015 and ending on October 31, 2017 (the “Retention Period”), provided that you continue to perform your duties satisfactorily in a manner consistent with your roles and responsibilities. Following the Retention Period, however, you will have one time option to resign your position with the Company, to be exercised within thirty (30) days immediately following the end of the Retention Period (the “Election Period”), and, subject to the terms of this letter, receive the vesting acceleration benefits described in paragraph 4.

4.
If your employment is terminated as a result of a Covered Termination (as defined in the Severance Benefit Agreement) during the Retention Period or you affirmatively elect in writing during the Election Period to resign your employment for any reason effective as of the date of such election (the date of such termination or resignation, the “Specified Termination Date”), then each outstanding and unvested equity and equity-linked award that, pursuant to its terms vests solely based upon continued service, including, without limitation, each time-based share option and restricted share unit award and each performance option and restricted share unit award for which the performance criteria has been met as of the Specified Termination Date (each, a “Time-Based Award”), in each case, that was granted to you prior to March 15, 2015 shall automatically become vested and, if applicable, any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one-hundred percent (100%) of that number of unvested shares underlying such equity award as of the Specified Termination Date.

In addition, if you remain available to provide limited services through the first anniversary of the Specified Termination Date or die or become permanently disabled during such time, then each Time-Based Award granted to you on March 15, 2015 and each performance option and restricted share unit award granted to you on March 15, 2015 that is subject to performance-based vesting and for which the performance criteria has been met following the Specified Termination Date but prior to the one year anniversary of the Specified Termination Date shall automatically become vested and any forfeiture restrictions thereon shall immediately lapse with respect to one-hundred percent (100%) of the number of unvested shares underlying such equity award on the one year anniversary of the Specified Termination Date; provided, however, that you will also continue to vest in all such March 15, 2015 awards in accordance with their terms during the one year period during which you are available to provide limited services to the Company. For the purposes hereof, you will only be deemed to be available to provide limited services if you are available to provide consulting services by telephone upon reasonable prior notice in an amount not to exceed ten (10) hours during any calendar month and you refrain from engaging in any business or activity, or rendering any services or providing any advice, in each case in whatever capacity, directly or indirectly, to a competitor of the Company listed on Exhibit A.

The Company agrees that during the period you are available to provide services following the Specified Termination Date you will not be an employee of the Company. Accordingly, you will not be subject to any blackout trading periods applicable to Company employees or otherwise unless you are in possession of material non-public information regarding the Company. You understand, however, that you will still be subject to applicable laws regarding insider trading.

You understand and agree that the distribution of shares upon vesting of your restricted share units accelerated under this paragraph will be delayed to the extent required by Section 409A of the Internal Revenue Code in accordance with your Severance Benefit Agreement. The agreements evidencing your Time-Based Awards will be deemed amended to the extent necessary to give effect to this paragraph.

5.
You will continue to be covered under the Avago Technologies Performance Bonus Plan for Executive Employees (the “APB”). If your employment is terminated as a result of a Covered Termination or you affirmatively elect in writing during the Election Period to resign your employment for any reason and the Specified Termination Date occurs after the end of the fiscal

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year but prior to the payment of the bonus, then you will be entitled to receive your bonus payment based upon actual performance levels as measured pursuant to the APB even if you are not an employee of the Company on the bonus payment date. The bonus payment will be made to you on the same date that it is paid to other US based Company employees. The actual annual payout under the APB will be based on the attainment of targets which have been (or will be) set at both the Corporate and Divisional/Functional levels.

6.
The accelerated vesting benefits set forth in paragraph 4, along with any accrued but unpaid salary, bonus, benefits, vacation and expense reimbursement payable in accordance with applicable law or Company policy, are the only benefits or payments that you will receive if you affirmatively elect in writing to resign your employment with the Company during the Election Period. In order to receive the accelerated vesting benefits, you agree that you must deliver to the Company a general release of all claims against the Company and its affiliates in a form acceptable to the Company that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following your termination or resignation.

7.
Your continued employment will be consistent with the terms and conditions set forth in this letter and in accordance with the Company’s standard employment policies and practices. Adherence to general standards of business conduct, as well as all other applicable Avago Technologies policies and procedures, including subsequent changes, is required of all employees. This letter, the Confidential Information Agreement, the Severance Benefits Agreement and the agreements specified herein constitute our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company relating to the terms and conditions of your employment, except as set forth above.

The Company is committed to providing reasonable accommodations to employees with disabilities. If you need any accommodations, please let us know.

While we look forward to a long and profitable relationship, you will be an at-will employee, which means the employment relationship may be terminated by you or us, with or without cause or prior notice. It also means that your job duties, title, responsibility, reporting level, work schedule, compensation and benefits, as well as personnel policies and procedures, may be changed at any time at the Company’s sole discretion, but subject to your right to receive benefits on the terms and conditions set forth in applicable Avago Technologies agreements, plans and policies (if applicable). Any statements or representations to the contrary should be regarded by you as ineffective. Any modification or change in your at-will employment status may only occur by way of a written agreement signed by you and the Company’s Chief Executive Officer.

If the terms and conditions of your continued employment as outlined above are acceptable, please so indicate by signing and dating this offer letter and returning it to me at your earliest convenience. By signing below, you represent that you are not relying on any promise, representation or inducement other than those contained herein and that the terms and conditions contained in this letter supersede any other representations made to you, whether verbal or written.

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Bryan, we are all pleased that you are committing to continue your employment with Avago Technologies. Your talent and enthusiasm is important to our continuing success.

Sincerely,

/s/ Hock E. Tan
Hock E. Tan
President and CEO

*    *    *

ACCEPTANCE OF OFFER

I have read and understand this letter and agree to the terms and conditions as set forth above and further acknowledge that, except as set forth in this letter, no other promise, representation or inducement was made to me as part of my offer of continued employment with Avago Technologies U.S. Inc., an indirect subsidiary of Avago Technologies Limited.

/s/ Bryan T. Ingram	October 16, 2015
Signature: Bryan T. Ingram

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Exhibit A

[***]

or any of their respective affiliates.

Bryan T. Ingram Offer of Continuing Employment- Exhibit A    Page 1 of 1
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.